EXHIBIT 10.7
CONFIDENTIAL TREATMENT REQUESTED -- CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") is entered into as of March 20, 2009, by and between SUNPOWER CORPORATION, a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
CREDIT TERMS

SECTION 1.1.                                   LINE OF CREDIT.

(a)             Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including March 27, 2010, not to exceed at any time the aggregate principal amount of Fifty Million Dollars ($50,000,000.00) ("Line of Credit"), the proceeds of which shall be used for working capital and other corporate requirements.  Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of March 20, 2009 ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

(b)             Letter of Credit Subfeature.  As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a "Subfeature Letter of Credit" and collectively, "Subfeature Letters of Credit"); provided however, that the aggregate undrawn amount of all outstanding Subfeature Letters of Credit shall not at any time exceed Fifty Million Dollars ($50,000,000.00).  The form and substance of each Subfeature Letter of Credit shall be subject to approval by Bank, in its sole discretion.  Each Subfeature Letter of Credit shall be issued for an initial term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided however, that if Borrower requests that Bank issue a Subfeature Letter of Credit hereunder with a final expiration subsequent to the maturity date of the Line of Credit, such Subfeature Letter of Credit shall provide for automatic renewals of the expiration date thereof (up to the final expiration date thereof, to be agreed upon by Bank and Borrower) subject to Bank’s right to prevent any such renewal from occurring by sending notice to that effect to the beneficiary not less than 60 days prior to the initial (or any extended) expiration date.  The undrawn amount of all Subfeature Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.  Each Subfeature Letter of Credit shall be subject to the additional terms and conditions of the Standby Letter of Credit Agreement previously executed by Borrower and of applications and any related documents required by Bank in connection with the issuance thereof.  Each drawing paid under a Subfeature Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.  In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.  In the event that any Subfeature Letters of Credit remain outstanding on the maturity date of the Line of Credit (and the Line of Credit has not been renewed or extended), Borrower shall on demand by Bank deliver to Bank cash or cash equivalents acceptable to Bank, to be maintained in an account at Bank, in the aggregate amount then available to be drawn under such outstanding Subfeature Letter of Credit (plus the amount drawn and not yet reimbursed under Subfeature Letters of Credit) in which Bank is granted a possessory security interest of first priority.

(c)             Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.2.                                   LETTER OF CREDIT LINE.

(a)
Letter of Credit Line.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to establish a letter of credit line (“Letter of Credit Line”) under which Bank shall issue or cause an affiliate to issue commercial and standby letters of credit for the account of Borrower to finance working capital and other corporate requirements (each, a "Letter of Credit" and collectively, "Letters of Credit") from time to time up to and including March 27, 2014; provided however, that the aggregate of all undrawn amounts, and all amounts drawn and unreimbursed, under any Letters of Credit issued under the Letter of Credit Line shall not at any time exceed the principal amount of One Hundred Fifty Million Dollars ($150,000,000.00).  The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion.  Each Letter of Credit shall be issued for a term not to extend beyond March 27, 2014, as designated by Borrower.  Each Letter of Credit shall be subject to the additional terms of the Commercial and Standby Letter of Credit Agreements, as applicable, to be dated as of the date of their respective execution, applications thereunder, and any related documents required by Bank in connection with the issuance thereof (each, a "Letter of Credit Agreement").

(b)             Repayment of Drafts.  Each drawing paid under any Letter of Credit shall be repaid by Borrower in accordance with the provisions of the applicable Letter of Credit Agreement.

SECTION 1.3.                                   INTEREST/FEES.

(a)             Interest.                      The outstanding principal balance of each credit subject hereto shall bear interest, and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b)             Computation and Payment.  Interest shall be computed on the basis of a 360-day year, actual days elapsed.  Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

             (c)             Letter of Credit Fees.  Borrower shall pay to Bank (i) fees upon the issuance and each annual renewal, if any, of each Letter of Credit equal to the Applicable Rate (defined below) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, (ii) fees upon the issuance of each Subfeature Letter of Credit equal to two percent (2.00%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (iii) fees upon the issuance and each annual renewal, if any, of each Commercial Letter of Credit, or fees upon the payment or negotiation of each drawing under any Letter of Credit or Subfeature Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit or Subfeature Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit or Subfeature Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity.  The standard fees and charges in effect as of the date hereof are set forth in Schedule 1.3 hereto.  “Applicable Rate” means (y) with respect to Standby Letters of Credit in an aggregate undrawn amount (when added to amounts drawn and not yet reimbursed thereunder) equal to or less than the amount on deposit in the Deposit Account, (1) two tenths of one percent (0.20%) if such Standby Letters of Credit have a final expiration date prior to or on July 31, 2012, and (2) thirty-five hundredths of one percent (0.35%) if such Standby Letters of Credit have a final expiration date after July 31, 2012, and (z) with respect to all other Standby Letters of Credit, three quarters of one percent (0.75%).  The term “Deposit Account” is defined in Section 1.5 below.

SECTION 1.4.                                   COLLECTION OF PAYMENTS.  Borrower authorizes Bank to collect all interest and fees due under each credit subject hereto by charging Borrower's deposit account number 1233809538 with Bank of America for the full amount thereof.  Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.5.                                   COLLATERAL.

As security for all indebtedness of Borrower to Bank in connection with Letters of Credit issued (or deemed issued) under the Letter of Credit Line, Borrower shall grant to Bank security interests in Borrower’s deposit account *** maintained at Bank (the “Deposit Account”) and Borrower’s investment account *** maintained at Bank (the “Securities Account”), in each case including renewals thereof, together with all proceeds thereof.  Notwithstanding any provision herein to the contrary, in no event shall Bank be required to issue any Letter of Credit under the Letter of Credit Line unless and until the sum of the amount maintained in the Deposit Account plus the Collateral Value of the Securities Account is equal to or greater than the Exposure Amount (taking into account the Letter of Credit to be issued).  The terms “Collateral Value of the Securities Account” and “Exposure Amount” have the meanings ascribed to them in the Amended and Restated Addendum described in the next paragraph.

All of the foregoing shall be evidenced by and subject to the terms of, with respect to the Deposit Account, a Security Agreement (Deposit Account) dated as of July 13, 2007, and with respect to the Securities Account, a Security Agreement (Securities Account) dated as of March 18, 2008, an Amended and Restated Addendum thereto dated as of May 19, 2008 and a Securities Account Control Agreement dated March 18, 2008.

In addition to the foregoing collateral, Borrower shall, on or before April 30, 2009, pledge to Bank 60% of the stock in SunPower Systems SA (“SPSA”) to secure up to $50,000,000 of the obligations of Borrower hereunder, and, in connection therewith, shall by said date, deliver to Bank such documents as Bank may require to evidence such pledge, to include, without limitation, a legal opinion from Swiss counsel in form and substance acceptable to Bank.

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security.

SECTION 1.6.                                   GUARANTIES.  The payment and performance of all indebtedness and other obligations of Borrower to Bank under the Line of Credit shall be jointly and severally guaranteed by  SunPower Corporation, Systems (formerly known as PowerLight Corporation), a Delaware corporation, and SunPower North America, LLC, a Delaware limited liability company (successor in interest to SunPower North America, Inc., a Delaware corporation) in the principal amount of Fifty Million Dollars ($50,000,000.00) each, as evidenced by and subject to the terms of a guaranty in form and substance satisfactory to Bank.   Borrower shall cause each newly-acquired or newly-formed Domestic Material Subsidiary (as defined in Section 2.12) to execute a joinder to said guaranty within 30 days after its qualifying as a Domestic Material Subsidiary.  Each Subsidiary which executes or is required to execute such guaranty or a joinder thereto shall be referred to as a “Third Party Obligor.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.                                   LEGAL STATUS.  Borrower and each Third Party Obligor is a corporation or limited liability company, duly organized and existing and in good standing under the laws of its formation, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could not reasonably be expected to have a material adverse effect on Borrower’s consolidated financial condition or operations or on the prospects of Borrower’s performance of its obligations under this Agreement and the other Loan Documents (a “Material Adverse Effect”).

SECTION 2.2.                                   AUTHORIZATION AND VALIDITY.  This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party (other than Bank) which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3.                                   NO VIOLATION.  The execution, delivery and performance by Borrower and each Third Party Obligor of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or Bylaws, or similar organizational documents, of such entity, or result in any breach of or default under any contract, obligation, indenture or other instrument to which such entity is a party or by which such entity may be bound.

SECTION 2.4.                                   LITIGATION.  There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to have a Material Adverse Effect other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5.                                   CORRECTNESS OF FINANCIAL STATEMENT.  The annual financial statement of Borrower dated December 28, 2008, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the consolidated financial condition of Borrower as of such date, (b) disclose all consolidated liabilities of Borrower that were, as of such date, required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”).  Since the dates of such financial statements there has been no material adverse change in the consolidated financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except Permitted Liens and security interests and liens in favor of Bank.  “Permitted Liens” means (i) liens for taxes not yet due or that are being contested in good faith by appropriate proceedings; (ii) carriers’, warehousemen’s, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business that are not overdue for a period of more than 90 days or that are being contested in good faith by appropriate proceedings; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; (vi) any lien granted as a replacement or substitute for another Permitted Lien; (vii) liens existing as of the date of this Agreement and securing indebtedness of Borrower or any Subsidiary, incurred to finance the acquisition of fixed or capital assets (including refinancings thereof); (viii) liens created pursuant to the Loan Documents; (ix) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased; (x) liens in favor of customers or suppliers of the Borrower and its Subsidiaries on equipment, supplies and inventory purchased with the proceeds of advances made by such customers or suppliers under, and securing obligations in connection with, supply agreements; (xi) liens in favor of customs and revenue authorities arising as a mater of law to secure payment of customs duties in connection with the importation of goods; (xii) licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary; (xiii) bankers’ liens, rights of setoff and other similar liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries, in each case granted or existing in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank; (xv) liens that arise by operation of law; (xvi) liens arising out of judgments or awards not resulting in a default under this Agreement; (xvii) liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Borrower in the ordinary course of business; (xviii) existing and future liens related to or arising from rebates in the ordinary course of business; and (xix) existing and future liens in favor of the borrower’s bonding company covering materials, contracts, receivables and other assets which are related to, or arise out of, contracts which are bonded by that bonding company; and (xx) other liens so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed (as to the Borrower and all Third Party Obligors on a consolidated basis) five million dollars ($5,000,000.00) at any one time; provided, however, that in no event shall any Permitted Lien (except those in favor of Bank) extend to the Deposit Account or the Securities Account.

SECTION 2.6.                                   INCOME TAX RETURNS.  Neither Borrower nor any Third Party Obligor has any knowledge of any pending assessments or adjustments of its income tax payable with respect to any year which could reasonably be expected to have a Material Adverse Effect.

SECTION 2.7.                                   NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which Borrower or a Third Party Obligor is a party or by which Borrower or a Third Party Obligor may be bound that requires the subordination in right of payment of any of Borrower's or such Third Party Obligor’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.                                   PERMITS, FRANCHISES.  Borrower and each Third Party Obligor possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect.

SECTION 2.9.                                   ERISA.  Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.                                   OTHER OBLIGATIONS.  Neither Borrower nor any Third Party Obligor is in default on any obligation for borrowed money or any material purchase money obligation, lease, commitment, contract, instrument or obligation that could reasonably be expected to result in a Material Adverse Effect.

SECTION 2.11.                                   ENVIRONMENTAL MATTERS.  Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower and each Third Party Obligor is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  None of the operations of Borrower or any or a Third Party Obligor is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  Neither Borrower nor any Third Party Obligor has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12.                                   SUBSIDIARIES.  As of the date hereof, the entities named in Schedule 2.12(a) hereto are the only entities in which Borrower, directly or indirectly, owns a controlling or majority interest, with Borrower’s direct or indirect percentage ownership interest and the state or country of formation set forth in said Schedule.  Each entity (whether now existing or hereafter formed or acquired) in which Borrower, directly or indirectly, owns a controlling or majority interest, is referred to as a “Subsidiary.”  The term “Material Subsidiary” means any Subsidiary whose assets have a book value which exceed 10% of the book value of Borrower’s consolidated assets (based on the then most recent fiscal year end financial statement then delivered or deemed delivered to Bank hereunder).  The term “Domestic” as applied to a Subsidiary means that such Subsidiary is incorporated or organized under the laws of the United States or of any State thereof.  In no event shall any Special Purpose Entity be considered a Material Subsidiary for any purpose under this Agreement.  For purposes of this Section 2.12, “Special Purpose Entity” shall mean an entity formed in connection with a specific transaction with a customer, investor, lender and/or financing party of Borrower or any Subsidiary wherein such entity is used solely in connection with such transaction.  Schedule 2.12(b) lists the Special Purpose Entities existing as of the date hereof.  Borrower shall notify Bank of the formation, acquisition, dissolution or disposition of any Subsidiary, including Special Purpose Entities, within 30 days of such formation, acquisition, dissolution or disposition.

SECTION 2.13.  OTHER AGREEMENTS.  Neither Borrower nor any Third Party Obligor is a party to (or will enter into) any master foreign exchange agreement which covers forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (however titled) with any party (other than Bank) which includes covenants, defaults or other material provisions which are more restrictive to Borrower or such Third Party Obligor than those contained herein.

ARTICLE III
CONDITIONS

SECTION 3.1.                                   CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a)             Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

(b)             Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement and each promissory note or other instrument or document required hereby.
(ii)	LLC Certificate: Continuing Guaranty, in the form previously agreed by Bank and Borrower.
(iii)	Continuing Guaranty from SunPower North America, LLC.

(iv)	Such other documents as Bank may reasonably require under any other Section of this Agreement.

(c)             Financial Condition.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any guarantor hereunder, nor any material decline, as reasonably  determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such guarantor.

SECTION 3.2.                                   CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a)             Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)             Documentation.  Bank shall have received all additional documents which may be reasonably required in connection with such extension of credit.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, and (with respect to Sections 4.2, 4.4, 4.5, 4.6 and 4.7) shall cause each Third Party Obligor to, unless Bank otherwise consents in writing:

SECTION 4.1.                                   PUNCTUAL PAYMENTS.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

SECTION 4.2.                                   ACCOUNTING RECORDS.  Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, after reasonable notice (except during the existence of an Event of Default) and during regular business hours, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower or such Third Party Obligor.  Bank’s use of confidential information of Borrower shall be governed by that certain Confidentiality Agreement (the “Confidentiality Agreement”), dated June 19, 2007, by and between Bank and Borrower.

SECTION 4.3.                                   FINANCIAL STATEMENTS.  Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)             not later than 120 days after and as of the end of each fiscal year, Borrower’s consolidated audited annual financial statements, prepared by a certified public accountant acceptable to Bank, to include balance sheet, income statement, statement of cash flow and footnotes, which may be in the form of Borrower’s annual report on Form 10K filed with the Securities Exchange Commission (“SEC”); such report shall be deemed delivered to Bank upon filing with the SEC;

(b)             not later than 45 days after and as of the end of each fiscal quarter, Borrower’s consolidated quarterly financial statements, prepared by Borrower, to include balance sheet, income statement and statement of cash flow, which may be in the form of Borrower’s quarterly report on Form 10Q filed with the SEC; such report shall be deemed delivered to Bank upon filing with the SEC.

(c)             not later than 20 days after and as of the end of each month, bank and/or brokerage statements reflecting compliance with the Liquidity covenant set forth in Section 4.9 (a) below;

(d)             contemporaneously with each annual and fiscal quarter end financial statement of Borrower required hereby, a certificate of the chief executive officer or chief financial officer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and with supporting calculations showing compliance with financial covenants; and

(e)             from time to time such other information as Bank may reasonably request.

SECTION 4.4.                                   COMPLIANCE.  Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; comply with the provisions of all documents pursuant to which Borrower or such Third Party Obligor is organized and/or which govern Borrower's or such Third Party Obligor continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower, such Third Party Obligor  and/or its business, except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect

SECTION 4.5.                                   INSURANCE.  Maintain and keep in force, for each business in which Borrower or such Third Party Obligor is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

SECTION 4.6.                                   FACILITIES.  Keep all properties useful or necessary to Borrower's or such Third Party Obligor’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained, except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.7.                                   TAXES AND OTHER LIABILITIES.  Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower or such Third Party Obligor may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to

Bank's satisfaction, for eventual payment thereof in the event Borrower or such Third Party Obligor is obligated to make such payment.

SECTION 4.8.                                   LITIGATION.  Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any Subsidiary which is required to be disclosed to the SEC or which could reasonably be expected to have a Material Adverse Effect.

SECTION 4.9.                                   FINANCIAL CONDITION.  Maintain Borrower's consolidated financial condition as follows, using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending March 29, 2009:

(a)             Minimum Liquidity (defined as unencumbered and unrestricted cash, cash equivalents, and marketable securities acceptable to Bank, which, if cash, is U.S. Dollar denominated, or if held in an account not maintained in the United States, is denominated in any currency for which a U.S. Dollar equivalent is routinely calculated by Bank, and, if other than cash, consist of financial instruments or securities, acceptable to Bank (collectively, “Eligible Assets”) equal to or greater than (i) two (2.00) times the Exposure (defined below) under the Line of Credit, with a minimum amount of such liquidity equal to 100% of the Exposure to be held in accounts maintained in the United States, in all instances determined as of the end of each of Borrower’s fiscal months.  For purposes of calculating U.S. Dollar equivalent value of Eligible Assets not denominated in U.S. Dollars, Bank will convert the value of such assets as of the applicable statement date based on Bank’s foreign exchange closing rates for such date.    In no event shall "Eligible Assets" include any auction rate securities or auction rate certificates.  The term “Exposure” as used herein means the outstanding principal balance of advances under the Line of Credit plus the aggregate amount available to be drawn under outstanding Subfeature Letters of Credit plus the amount drawn and not yet reimbursed under Subfeature Letters of Credit.

(b)
Total Liabilities divided by Tangible Net Worth not greater than 2.00 to 1.0, determined as of the end of each fiscal quarter, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets and less any loans or advances to, or investments in, any related entities or individuals, in each case on a GAAP basis.  Without limitation of the foregoing, Total Liabilities shall include the amount available to be drawn under all outstanding letters of credit (including Letters of Credit and Subfeature Letters of Credit) issued for the account of Borrower and/or any Subsidiary.

(c)             Net Income not less than $25,000,000.00 in each period of four consecutive fiscal quarters, determined as of each fiscal quarter end on a rolling four-quarter basis, and with “Net Income” defined as net income on a GAAP basis.  Borrower shall not have a single quarterly net loss of more than $30,000,000.00 or net losses in any period of two consecutive quarters in aggregate of more than $30,000,000.00, in each case calculated on a GAAP basis.

SECTION 4.10.                                   NOTICE TO BANK.  Promptly (but in no event more than ten (10) business days after an officer of Borrower first has knowledge of the occurrence of each such event or matter) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower or any Third Party Obligor; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) any termination or cancellation of any insurance policy which Borrower or any Third Party Obligor is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property which could reasonably be expected to have a Material Adverse Effect, or (e) any request for Borrower to perform under the terms of any guaranty permitted under Section 5.4(i).

SECTION 4.11.                                   DOMESTIC SUBSIDIARY ASSET LIMIT.  Ensure that the book value of the assets of Domestic Subsidiaries which are not Third Party Obligors represent no more than 25% of the book value of Borrower’s consolidated assets (based on the then most recent fiscal year end financial statement then delivered or deemed delivered to Bank hereunder).

SECTION 4.12.  OFFSHORE DEMAND DEPOSIT ACCOUNT.  Cause SPSA to open an offshore demand deposit account with Bank no later than June 30, 2009 and to maintain such account with Bank thereafter.

ARTICLE V
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not (and, as applicable, will not cause or permit any Third Party Obligor, and as to Section 5.10, SunPower Philippines Manufacturing, Ltd. to) without Bank's prior written consent:

SECTION 5.1.                                   USE OF FUNDS.  Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2.                                   CAPITAL EXPENDITURES.  Make any additional investment in fixed assets in fiscal year ending 2009 in excess of an aggregate of Five Hundred Million Dollars ($500,000,000.00), on a consolidated basis.

SECTION 5.3.                                   OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower or such Third Party Obligor to Bank, and (b) Permitted Indebtedness.  “Permitted Indebtedness” shall mean (i) indebtedness of Borrower or a Third Party Obligor to Borrower or any Subsidiary in the ordinary course of business, (ii)  indebtedness in favor of Solon AG and its affiliates under the Amended and Restated Supply Agreement, dated as of April 14, 2005, as amended, between Borrower and Solon AG fur Solartechnik; (iii) indebtedness in favor of customers and suppliers of the Borrower and Third Party Obligors in connection with supply and purchase agreements in an aggregate principal amount not to exceed Two Hundred Million Dollars ($200,000,000.00) at any one time and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof); (iv) 1.25% senior convertible debentures issued in February 2007 in the aggregate principal amount of Two Hundred Million Dollars ($200,000,000.00) plus accrued interest thereon; (v) obligations owed to bonding companies in connection with obligations under bonding contracts (however titled) entered into in the ordinary course of business, pursuant to which such bonding companies issue bonds or otherwise secure performance of Borrower and Subsidiaries for the benefit of their customers and contract counterparties; (vi) 0.75% senior convertible debentures issued in August 2007 in the aggregate principal amount of Two Hundred Twenty-Five Million Dollars ($225,000,000.00) plus accrued interest thereon; (vii) unsecured indebtedness to International Finance Corporation in a principal amount not to exceed $75,000,000.00 and to Union Bank of California in a principal amount not to exceed $30,000,000.00, provided that prior to Borrower or any Third Party Obligor entering into any definitive or binding agreement with respect to any such indebtedness, Bank shall have reviewed and approved in writing all material terms and conditions of such indebtedness, and (viii) additional indebtedness of Borrower and Third Party Obligors in an aggregate principal amount not to exceed Twenty Five Million Dollars ($25,000,000.00) outstanding at any one time.  For clarity, Bank and Borrower agree that Borrower’s or any Subsidiary’s trade payables incurred in the ordinary course of business do not constitute indebtedness prohibited or restricted by the terms of this Section 5.3.

SECTION 5.4.                                   GUARANTIES.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for any liabilities or obligations of any person or entity, other than (i) in the ordinary course of business (x) Borrower may guarantee the obligations of any Third Party Obligor or any other Subsidiary, and (y) any Third Party Obligor may guarantee (A) the obligations of Borrower or (B) the obligations of other Third Party Obligors or any other Subsidiary, in each case for any obligation other than obligations for borrowed money, (ii) any guaranty in favor of Bank, (iii) guaranties in favor of bonding companies in connection with obligations under bonding contracts entered into in the ordinary course of business, pursuant to which such bonding companies issues bonds or otherwise secures performance of Borrower and Subsidiaries for the benefit of their customers and contract counterparties, (iv) guarantees of indebtedness to International Finance Corporation, subject to the terms of clause 5.3(vii), and (v) guaranties and liabilities that constitute Permitted Indebtedness.

SECTION 5.5.                                   LOANS, ADVANCES, INVESTMENTS.  Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, (b) additional loans or advances by Borrower or such Third Party Obligor to employees and officers in the ordinary course of business and in amounts not to exceed an aggregate of Fifteen Million Dollars ($15,000,000.00) outstanding at any time, (c) investments which are made in accordance with Borrower’s Investment Policy as from time to time adopted by its Board of Directors, (d) investments which constitute Specified Transactions, as defined in Section 5.8, below, (e) any of the foregoing that constitute Permitted Indebtedness, (f) advances to, or investments in, a Subsidiary or in Woongjin Energy by Borrower or any Third Party Obligor in the ordinary course of business; and (g) prepayment of obligations to vendors and suppliers in the ordinary course in an amount not to exceed Three Hundred Million Dollars ($300,000,000.00).

SECTION 5.6.                                   DIVIDENDS, DISTRIBUTIONS.  Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding (other than repurchases or the like from employees, consultants, officers, and directors in connection with Borrower’s stock plan); nor agree (or cause or permit any Subsidiary to agree) with any third party to prohibit, condition or restrict the payment of dividends and distributions by such Subsidiary to Borrower or to another Subsidiary.

SECTION 5.7.                                   PLEDGE OF ASSETS.  Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's or such Third Party Obligor’s assets (including all intellectual property) now owned or hereafter acquired, nor agree (or cause or permit any Third Party Obligor to agree) with any third party to prohibit, condition or restrict the granting of security interests or liens in the assets of Borrower or such Third Party Obligor, except (a) Permitted Liens, and (b) any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof.

SECTION 5.8.                                   SPECIFIED TRANSACTIONS.  Enter into any Specified Transaction with respect to which the Total Non-Stock Consideration paid or payable by Borrower and/or any Subsidiary exceeds Two Hundred Million Dollars ($200,000,000.00) in the aggregate per fiscal year; provided, however, that Borrower and any Third Party Obligor may enter into a Specified Transaction regardless of the value of Total Non-Stock Consideration so long as such Specified Transaction involves no unaffiliated third parties and involves only (i) the Borrower and one or more Subsidiaries or (ii) two or more Subsidiaries.  “Specified Transaction” means any of the following, provided that the applicable transaction has been approved by the Board of Directors of the entity (i) whose assets or equity interests are being acquired, or (ii) which is merging with Borrower or a Third Party Obligor:

(a)           the acquisition by Borrower or a Third Party Obligor of all or substantially all of the assets of another entity or division of such entity;

(b)	the merger or consolidation of any Third Party Obligor with or into any other entity, provided that the surviving entity shall be a Third Party Obligor;

(c)           the acquisition by Borrower or any Third Party Obligor of a controlling or majority interest in any other entity; and

(d)	investments in other entities, including joint ventures.

“Total Non-Stock Consideration” means all consideration whatsoever (other than stock in Borrower or a Subsidiary) and shall include, without limitation, cash, other property, assumed indebtedness, amounts payable, whether evidenced by notes or otherwise and “earn-out” payments.

SECTION 5.9.                                   CHANGE OF CONTROL.  In no event shall Borrower (i) merge into or consolidate with any other entity; (ii) make any substantial change in the nature of Borrower's business as conducted as of the date hereof; (iii) cause or permit any Third Party Obligor to engage in any material business substantially unrelated to Borrower’s business; or (iv) sell, lease, transfer or otherwise dispose of all or a material portion of Borrower's consolidated assets, or cause or permit any Material Subsidiary to do so, except transfers by and among Borrower and Subsidiaries in the ordinary course of business, and with “a material portion” defined for the purpose of this covenant as 25% or more of the book value of such consolidated assets (based on the then most recent fiscal year end financial statements then delivered or deemed delivered to Bank hereunder) in any fiscal year.

SECTION 5.10.                                   CASH LIMITS.  Cause or permit SunPower Philippines Manufacturing, Ltd.’s cash, cash equivalents and marketable securities at any time to exceed, in any fiscal month, an aggregate average daily amount of Twenty-five Million Dollars ($25,000,000.00).  Cause or permit SPSA’s cash, cash equivalents and marketable securities at any time to exceed, in any fiscal month, an aggregate average daily amount of Fifty Million Dollars ($50,000,000.00).

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.1.                                   The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a)             Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b)             Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)             Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days from the date an officer of Borrower first learned (or had reasonable due diligence been exercised, should have learned) of its occurrence.

(d)             Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any Third Party Obligor has incurred any debt or other liability to any person or entity, including Bank, and, if the debt or other liability is owed to a party other than Bank, such default accelerates or causes or permits to become immediately due and payable an amount in excess of ten million dollars ($10,000,000.00).

(e)             The filing of a notice of judgment lien(s) in excess of an aggregate of ten million dollars ($10,000,000.00) against Borrower or any Third Party Obligor; or the recording of any abstract(s) of judgment in excess of an aggregate of ten million dollars ($10,000,000.00) against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, in excess of an aggregate of ten million dollars ($10,000,000.00) against the assets of Borrower or any Third Party Obligor; or the entry of a judgment(s) in excess of an aggregate of ten million dollars ($10,000,000.00) against Borrower or any Third Party Obligor.

(f)             Borrower, any Material Subsidiary or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower, any Material Subsidiary or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, any Material Subsidiary or any Third Party Obligor, or Borrower, any Material Subsidiary or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower, any Material Subsidiary or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower, any Material Subsidiary or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g)             Borrower is called upon to satisfy any guaranty obligation or simultaneous guaranty obligations permitted under Section 5.4(i) with an aggregate liability in excess of $10,000,000.00, where Borrower's performance of such obligations, as substantiated by the beneficiary thereof, is not contingent on any additional condition, including the passage of time.

(h)             The dissolution or liquidation of Borrower or, except as otherwise permitted under this Agreement, any Third Party Obligor; or Borrower or, except as otherwise permitted under this Agreement, any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.  The dissolution of a Third Party Obligor shall not constitute an Event of Default if the assets and liabilities of such Third Party Obligor are transferred to Borrower or to another Third Party Obligor by reason of such dissolution.

(i)             Any single entity or group of affiliated entities shall acquire all or substantially all of the common stock of Borrower.

SECTION 6.2.                                   REMEDIES.  Upon the occurrence of any Event of Default:  (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1.                                   NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.                                   NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:                                      SUNPOWER CORPORATION
ATTN:  General Counsel
3939 N. First Street
San Jose, CA 95134
Fax:  (408) 240-5400

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
Peninsula RCBO
400 Hamilton Avenue
Palo Alto, CA 94301

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.                                   COSTS, EXPENSES AND ATTORNEYS' FEES.  Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4.                                   SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents.  In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder; provided, that any such prospective assignee or participant agree to be bound by the terms of the Confidentiality Agreement.

SECTION 7.5.                                   ENTIRE AGREEMENT; AMENDMENT.  This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  Notwithstanding the foregoing, in the event of any conflict or inconsistency between the terms of this Agreement and any existing letter of credit agreement executed in connection with this Agreement, the terms of this Agreement shall prevail.  This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.                                   NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.                                   TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.                                   SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.                                   COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.                                   GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 7.11.                                   ARBITRATION.

(a)           Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)           Governing Rules.  Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least one million dollars ($1,000,000.00) exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)           No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)           Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is five million dollars ($5,000,000.00) or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than five million dollars ($5,000,000.00).  Any dispute in which the amount in controversy exceeds five million dollars ($5,000,000.00) shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)           Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)           Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)           Payment Of Arbitration Costs And Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)           Real Property Collateral; Judicial Reference.  Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable.  If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638.  A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures.  Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i)           Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j)           Small Claims Court.  Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction.  Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.  This Agreement amends, restates and replaces the Credit Agreement between the parties hereto dated as of July 13, 2007, as amended from time to time.

WELLS FARGO BANK,
SUNPOWER CORPORATION                                                                      NATIONAL ASSOCIATION

By: /s/ Dennis V. Arriola                                                      By: /s/ Matthew A. Servatius
Name: Dennis V. Arriola                                                            Matthew A. Servatius
Title: SVP & CFO                                                            Vice President

Goldms\My Documents\sunpower-crAgt-NewNEW3.doc (Rev. 11/06) AU#5681 #7576615169	--

Schedule 1.3

Price Schedule — Trade Services

As of March 20, 2009
Services	Price
STANDBY LC
Issuance	20 bps p.a. with a maturity on or before July 31, 2102 and 35 bps pa with maturity thereafter
Amendment—Increase	Same pricing as issuance, based on maturity
Amendment—No Increase	$65.00 min.
Examination/Payment	Same pricing as issuance based on maturity, $250.00 min.
Transfer	Same pricing as issuance based on maturity, $250.00 min.
Assignment	$500.00 ($750.00 with LC copy)
Consultation to Structure LC	$200.00/hr.
Special Handling	$250.00 min.
Cancellation	$100.00

Commercial LCs - Services Price

EXPORT LC
Pre-Advice- $50.00
Advice - $110.00
Confirmation - $150.00 min./qtr.
Confirmation—Standby LC $500.00 min./qtr.
Amendment - $75.00
Amendment—Confirmed LC Applicable confirmation fee, $100.00 min.
Negotiation By arrangement or 1/8%, $150.00 min.
Documents Sent Unexamined $100.00
Acceptance/Confirmation Deferred Payment By arrangement or 3% p.a., $150.00 min.
Deferred Payment—Unconfirmed $100.00
Discrepancy $90.00
Transfer By arrangement or 1/4%, $250.00 min.
Assignment By arrangement or 1/4%, $250.00 min., $2,500.00 max.
Cancellation $100.00

Goldms\My Documents\sunpower-crAgt-NewNEW3.doc (Rev. 11/06) AU#5681 #7576615169	--

Schedule 2.12(a) – Subsidiaries

1.	SunPower North America, LLC, a Delaware limited liability company and wholly owned subsidiary of SunPower Corporation;
2.	Pluto Acquisition Company, LLC, a Delaware limited liability company in which SunPower Corporation is the sole member;
3.	SunPower Corporation, Systems, a Delaware corporation, formerly known as PowerLight Corporation, and wholly owned subsidiary of Pluto Acquisition Company, LLC;
4.	Solar Star TO, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
5.	Solar Star YC, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
6.	Solar Star I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
7.	Solar Star II, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
8.	SunPower Technology Ltd., a Cayman Islands entity and wholly owned subsidiary of SunPower Corporation;
9.	SunPower Corporation (Switzerland) SARL, a Swiss entity and wholly owned subsidiary of SunPower Technology, Ltd.;
10.	SunPower Philippines Manufacturing Ltd., a Cayman Islands entity and wholly owned subsidiary of SunPower Technology, Ltd.;
11.	SunPower Systems SA, a Swiss entity and wholly owned subsidiary of SunPower Corporation, Systems;
12.	SunPower GmbH, a German entity and wholly owned subsidiary of SunPower Systems SA;
13.	SPWR Energias Renovaveis Unipessoal Limitada, a Portuguese entity and wholly owned subsidiary of SunPower Systems SA;
14.	SunPower Energy Systems Spain, S.L., a Spanish entity and wholly owned subsidiary of SunPower Systems SA;
15.	SunPower Development Company, a Delaware corporation and wholly owned subsidiary of SunPower Corporation;
16.	SunPower Bermuda Holdings, a Bermuda exempted general partnership in which SunPower Corporation and SunPower Corporation, Systems are general partners;
17.	SunPower Foundation, a California nonprofit corporation and wholly-owned subsidiary of SunPower Corporation;
18.	SunPower Philippines Ltd. – Regional Operating Headquarters (ROHQ), a Cayman Islands multinational company and a wholly-owned subsidiary of SunPower Technology Ltd.;
19.	SunPower Malaysia Manufacturing Sdn Bhd, a Malaysian private company limited by shares and a wholly-owned subsidiary of SunPower Technology Ltd.;
20.	SPML Land, Inc., a Philippines company and a wholly-owned subsidiary of SunPower Philippines Manufacturing Ltd;
21.	SunPower Energy Systems Korea, a company organized under the laws of Korea and a wholly-owned subsidiary of SunPower Systems SA;
22.	SunPower Italia Srl, a company organized under the laws of Italy and a wholly-owned subsidiary of SunPower Systems SA;
23.	SunPower Corporation Australia Pty Ltd, an Australian proprietary company limited by shares and a wholly-owned subsidiary of SunPower Systems SA;
24.	SunPower France SAS, a company organized under the laws of France and a wholly-owned subsidiary of SunPower Systems SA;
25.	SunPower Energy Systems Canada Corporation, an unlimited liability corporation incorporated under the laws of Nova Scotia and a wholly-owned subsidiary of SunPower Systems SA;
26.	Helios Solar Star A-1 Company, an unlimited liability corporation incorporated under the laws of Nova Scotia and a wholly-owned subsidiary of SunPower Energy Systems Canada Corporation;
27.	Helios Solar Star A-1, LP, a limited partnership organized under the laws of Nova Scotia in which SunPower Energy Systems Canada Corporation and Helios Solar Star A-1 Company are the only partners;
28.	Greater Sandhill I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
29.	High Plains Ranch I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
30.	High Plains Ranch II, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
31.	Morgan Stanley SunPower Solar 2007 LLC, a Delaware limited liability company in which MS Solar I, LLC and SunPower Corporation, Systems are the only members;
32.	MS Solar Star I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
33.	Parrey, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
34.	Solar Star Arizona I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
35.	Solar Star BBY CA I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;

36.	Solar Star BBY HI I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
37.	Solar Star BBY NJ I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
38.	Solar Star California I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
39.	Solar Star California IV, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
40.	Solar Star California VII, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
41.	Solar Star California VIII, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
42.	Solar Star California XI, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
43.	Solar Star California XII, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
44.	Solar Star California XIII, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
45.	Solar Star California XIV, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
46.	Solar Star California XV, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
47.	Solar Star Connecticut I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
48.	Solar Star Estancia I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
49.	Solar Star Hawaii I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
50.	Solar Star Hawaii II, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
51.	Solar Star Hawaii III, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
52.	Solar Star HI Air, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
53.	Solar Star Koyo I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
54.	Solar Star Mervyns I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
55.	Solar Star MWHI I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
56.	Solar Star New Jersey II, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
57.	Solar Star New Jersey III, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
58.	Solar Star New Jersey IV, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
59.	Solar Star New Jersey V, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
60.	Solar Star New Jersey VI, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
61.	Solar Star North Carolina I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
62.	Solar Star Ohio I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
63.	Solar Star Rancho CWD I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
64.	SPWR Galaxy Holdco 2007 LLC, a Delaware limited liability company in which EFS Solar Star Holdings LLC (99%) and SunPower Corporation, Systems are the only members;
65.	Solar Star TJX I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member; and
66.	SSSA, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member.

Goldms\My Documents\sunpower-crAgt-NewNEW3.doc (Rev. 11/06) AU#5681 #7576615169	--

Schedule 2.12(b) – Special Purpose Entities

1.	Solar Star TO, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
2.	Solar Star YC, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
3.	Solar Star I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
4.	Solar Star II, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
5.	Greater Sandhill I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
6.	High Plains Ranch I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
7.	High Plains Ranch II, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
8.	Morgan Stanley SunPower Solar 2007 LLC, a Delaware limited liability company in which MS Solar I, LLC and SunPower Corporation, Systems are the only members;
9.	MS Solar Star I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
10.	Parrey, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
11.	Solar Star Arizona I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
12.	Solar Star BBY CA I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
13.	Solar Star BBY HI I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
14.	Solar Star BBY NJ I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
15.	Solar Star California I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
16.	Solar Star California IV, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
17.	Solar Star California VII, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
18.	Solar Star California VIII, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
19.	Solar Star California XI, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
20.	Solar Star California XII, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
21.	Solar Star California XIII, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
22.	Solar Star California XIV, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
23.	Solar Star California XV, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
24.	Solar Star Connecticut I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
25.	Solar Star Estancia I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
26.	Solar Star Hawaii I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
27.	Solar Star Hawaii II, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
28.	Solar Star Hawaii III, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
29.	Solar Star HI Air, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;

30.	Solar Star Koyo I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
31.	Solar Star Mervyns I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
32.	Solar Star MWHI I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
33.	Solar Star New Jersey II, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
34.	Solar Star New Jersey III, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
35.	Solar Star New Jersey IV, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
36.	Solar Star New Jersey V, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
37.	Solar Star New Jersey VI, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
38.	Solar Star North Carolina I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
39.	Solar Star Ohio I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
40.	Solar Star Rancho CWD I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member;
41.	SPWR Galaxy Holdco 2007 LLC, a Delaware limited liability company in which EFS Solar Star Holdings LLC (99%) and SunPower Corporation, Systems are the only members;
42.	Solar Star TJX I, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member; and
43.	SSSA, LLC, a Delaware limited liability company in which SunPower Corporation, Systems is the sole member.

Goldms\My Documents\sunpower-crAgt-NewNEW3.doc (Rev. 11/06) AU#5681 #7576615169	--